UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2008
FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota	55402-3232

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 612-758-5200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On January 7, 2009, Fair Isaac Corporation (the “Company”) announced additional actions being taken pursuant to its existing reengineering program, which was originally announced on April 1, 2008. The additional actions were committed to by the Company’s management on December 31, 2008, and are primarily aimed at reducing costs through headcount reductions, facility consolidations, and modification of certain employee compensation and benefit programs. The Company expects the additional actions to result in an aggregate pre-tax restructuring charge of approximately $8 million in the first quarter of fiscal 2009, approximately 75% of which will result in future cash expenditures.
     As part of the additional actions under the reengineering program, the Company has identified and is eliminating approximately 170 positions across the Company (in addition to 80 positions eliminated during the first quarter of fiscal 2009). The headcount reduction is anticipated to result in severance and related pre-tax charges of approximately $5.8 million in the first quarter of fiscal 2009. In addition, the Company is vacating portions of certain of its facilities. The Company expects this to result in pre-tax charges of approximately $2.2 million in the first quarter of fiscal 2009, which represent future cash lease obligations, net of anticipated sublease income.
Item 7.01. Regulation FD Disclosure.
     On January 7, 2009, the Company issued a press release announcing the additional actions under the reengineering program described above. The full text of that press release is furnished herewith as Exhibit 99 and incorporated by reference into this Item 7.01.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibit.

99	Press Release dated January 7, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION
By	/s/ Mark R. Scadina
Mark R. Scadina
Senior Vice President, General Counsel and Secretary

Date: January 7, 2009

EXHIBIT INDEX

Method
Exhibit	Description	of Filing

99	Press Release dated January 7, 2009	Filed Electronically